Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

MBNA CORPORATION

and

BANK OF AMERICA CORPORATION

DATED AS OF JUNE 30, 2005

TABLE OF CONTENTS

ARTICLE I

THE MERGER

1.1	The Merger	1
1.2	Effective Time	2
1.3	Effects of the Merger	2
1.4	Conversion of MBNA Common Stock	2
1.5	Stock Options and Other Stock-Based Awards	3
1.6	Certificate of Incorporation of Bank of America	5
1.7	Bylaws of Bank of America	5
1.8	Tax Consequences	5

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1	Exchange Agent	5
2.2	Deposit of Merger Consideration	5
2.3	Delivery of Merger Consideration	6

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MBNA

3.1	Corporate Organization	8
3.2	Capitalization	9
3.3	Authority; No Violation	10
3.4	Consents and Approvals	11
3.5	Reports; Regulatory Matters	12
3.6	Financial Statements	13
3.7	Broker's Fees	15
3.8	Absence of Certain Changes or Events	15
3.9	Legal Proceedings	16
3.10	Taxes and Tax Returns	16
3.11	Employee Matters	17
3.12	Compliance with Applicable Law	19
3.13	Certain Contracts	19
3.14	Risk Management Instruments	20
3.15	Investment Securities and Commodities	20
3.16	Loan Portfolio	21
3.17	Property	21
3.18	Intellectual Property	22
3.19	Environmental Liability	22

i

3.20	Credit Card Operations	23
3.21	Securitization	24
3.22	State Takeover Laws	27
3.23	Reorganization; Approvals	28
3.24	Opinion	28
3.25	MBNA Information	28

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BANK OF AMERICA

4.1	Corporate Organization	28
4.2	Capitalization	29
4.3	Authority, No Violation	30
4.4	Consents and Approvals	31
4.5	Reports; Regulatory Matters	31
4.6	Financial Statements	32
4.7	Broker's Fees	34
4.8	Absence of Certain Changes or Events	34
4.9	Legal Proceedings	34
4.10	Taxes and Tax Returns	34
4.11	Compliance with Applicable Law	35
4.12	Reorganization; Approvals	35
4.13	Aggregate Cash Consideration	35
4.14	Bank of America Information	35

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Businesses Prior to the Effective Time	35
5.2	MBNA Forbearances	36
5.3	Bank of America Forbearances	38

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	38
6.2	Access to Information	39
6.3	Stockholder Approval	40
6.4	Affiliates	40
6.5	NYSE Listing	40
6.6	Employee Matters	40
6.7	Indemnification; Directors' and Officers' Insurance	41
6.8	Additional Agreements	43
6.9	Advice of Changes	43
6.10	Exemption from Liability Under Section 16(b)	43

6.11	No Solicitation	43
6.12	Directorship	45
6.13	Restructuring Efforts	45
6.14	MBNA Cumulative Preferred Stock	46
6.15	Dividends	46

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party's Obligation To Effect the Merger	46
7.2	Conditions to Obligations of Bank of America	46
7.3	Conditions to Obligations of MBNA	47

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	48
8.2	Effect of Termination	49
8.3	Fees and Expenses	49
8.4	Amendment	49
8.5	Extension; Waiver	50

ARTICLE IX

GENERAL PROVISIONS

9.1	Closing	50
9.2	Standard	50
9.3	Nonsurvival of Representations, Warranties and Agreements	51
9.4	Notices	51
9.5	Interpretation	52
9.6	Counterparts	52
9.7	Entire Agreement	52
9.8	Governing Law; Jurisdiction	52
9.9	Publicity	52
9.10	Assignment; Third Party Beneficiaries	53

Exhibit A — Stock Option Agreement
Exhibit B — Form of Affiliate Letter

INDEX OF DEFINED TERMS

	Section

Account Agreement	3.20	(h)(i)
Accounts	3.20(h)(ii)
Adjusted Option	1.5	(a)
Adverse Development	3.21	(f)
Agreement	Preamble
Alternative Proposal	6.11	(a)
Alternative Transaction	6.11	(a)
Articles of Merger	1.2
Bank of America	Preamble
Bank of America Bylaws	4.1	(a)
Bank of America Capitalization Date	4.2	(a)
Bank of America Certificate	4.1	(a)
Bank of America Closing Price	1.5	(a)
Bank of America Common Stock	1.4	(a)
Bank of America Disclosure Schedule	Art. IV
Bank of America Preferred Stock	4.2	(a)
Bank of America Regulatory Agreement	4.5	(b)
Bank of America Requisite Regulatory Approvals	7.2	(d)
Bank of America Restricted Share Right	1.5	(b)
Bank of America RSU	1.5	(c)
Bank of America SEC Reports	4.5	(c)
Bank of America Stock Plans	4.2	(a)
Bank of America Subsidiary	3.1	(c)
BHC Act	3.1	(b)
Cardholder	3.20(h)(iii)
Cash Consideration	1.4(c)(ii)
Certificate	1.4	(d)
Certificate of Merger	1.2
Claim	6.7	(a)
Closing	9.1
Closing Date	9.1
Code	Recitals
Confidentiality Agreement	6.2	(b)
Convertible Note Agreement	4.2	(a)
Covered Employees	6.6	(a)
Credit Card	3.20(h)(iv)
Credit Card Associations	3.20	(h)(v)
Criticized Assets	3.16	(a)
Derivative Transactions	3.14	(a)
DGCL	1.1	(a)
DPC Common Shares	1.4	(b)
Effective Time	1.2
ERISA	3.11	(a)

	Section
Exchange Act	3.5	(c)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.2
Exchange Ratio	1.5	(a)
FDIC	3.1	(d)
Federal Reserve Board	3.4
Form S-4	3.4
FSA	3.4
GAAP	3.1	(c)
Governmental Entity	3.4
Indemnified Parties	6.7	(a)
Indenture	3.21	(o)(i)
Injunction	7.1	(d)
Insurance Amount	6.7	(c)
Intellectual Property	3.18
IRS	3.10	(a)
Leased Properties	3.17
Letter of Transmittal	2.3	(a)
Liens	3.2	(b)
Loans	3.16	(a)
Material Adverse Effect	3.8	(a)
Materially Burdensome Regulatory Condition	6.1	(b)
MBNA	Preamble
MBNA Benefit Plans	3.11	(a)
MBNA By-laws	3.1	(b)
MBNA Capitalization Date	3.2	(a)
MBNA Charter	3.1	(b)
MBNA Common Stock	1.4	(b)
MBNA Contract	3.13	(a)
MBNA Disclosure Schedule	Art. III
MBNA Master Trust	3.21(o)(ii)
MBNA Options	1.5	(a)
MBNA Owner Trust	3.21(o)(iii)
MBNA Preferred Stock	3.2	(a)
MBNA Regulatory Agreement	3.5	(b)
MBNA Requisite Regulatory Approvals	7.3	(d)
MBNA Restricted Shares	1.5	(b)
MBNA RSUs	1.5	(c)
MBNA SEC Reports	3.5	(c)
MBNA Securitization Documents	3.21(o)(iv)
MBNA Securitization Interests	3.21	(o)(v)
MBNA Securitization Receivable	3.21(o)(vi)
MBNA Securitization Reports	3.21	(m)
MBNA Securitization Transaction	3.21(o)(vii)
MBNA Stock Plans	1.5	(a)

v

	Section
MBNA Subsidiary	3.1	(c)
Merger	Recitals
Merger Consideration	1.4	(c)
MGCL	1.1	(a)
NYSE	1.5	(a)
OSFI	3.4
Other Regulatory Approvals	3.4
Owned Properties	3.17
Permitted Encumbrances	3.17
Policies, Practices and Procedures	3.15	(b)
Pooling and Servicing Agreement	3.21(o)(viii)
Proxy Statement	3.4
Real Property	3.17
Regulatory Agencies	3.5	(a)
Retained Interest	3.21(o)(ix)
Sarbanes-Oxley Act	3.5	(c)
SBA	3.4
SEC	3.4
Securities Act	3.2	(a)
Servicer Default	3.21	(o)(x)
Servicer Default or Termination	3.21	(g)
SRO	3.4
Stock Consideration	1.4	(c)(i)
Stock Option Agreement	Recitals
Subsidiary	3.1	(c)
Surviving Corporation	Recitals
Takeover Statutes	3.22
Tax(es)	3.10	(b)
Tax Return	3.10	(c)
Trust Account Common Shares	1.4	(b)
Voting Debt	3.2	(a)

AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of June 30, 2005 (this “Agreement”), by and between MBNA CORPORATION, a Maryland corporation (“MBNA”), and BANK OF AMERICA CORPORATION, a Delaware corporation (“Bank of America”).

W I T N E S S E T H:

     WHEREAS, the Boards of Directors of MBNA and Bank of America have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for in this Agreement in which MBNA will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Bank of America (the “Merger”), so that Bank of America is the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

     WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

     WHEREAS, as an inducement and condition to the entrance of Bank of America into this Agreement, MBNA is granting to Bank of America an option pursuant to a stock option agreement in the form set forth in Exhibit A (the “Stock Option Agreement”); and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

     1.1 The Merger. (a) Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”) and the Maryland General Corporation Law (the “MGCL”), at the Effective Time MBNA shall merge with and into Bank of America. Bank of America shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of Delaware. As of the Effective Time, the separate corporate existence of MBNA shall cease.

     (b) Bank of America may at any time change the method of effecting the combination (including by providing for the merger of MBNA and a wholly owned subsidiary of

Bank of America) if and to the extent requested by Bank of America and consented to by MBNA (such consent not to be unreasonably withheld or delayed); provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of MBNA’s stockholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

     1.2 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”) that shall be filed with the Secretary of State of the State of Delaware and the articles of merger (the “Articles of Merger”) that shall be filed with the Maryland State Department of Assessments and Taxation on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger and the Articles of Merger.

     1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL and in Section 3-114 of the MGCL.

     1.4 Conversion of MBNA Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Bank of America, MBNA or the holder of any of the following securities:

     (a) Each share of common stock, par value $0.01 per share, of Bank of America (the “Bank of America Common Stock”) and each share of Bank of America Preferred Stock (as defined in Section 4.2(a)) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

     (b) All shares of common stock, par value $0.01 per share, of MBNA issued and outstanding immediately prior to the Effective Time (the “MBNA Common Stock”) that are owned by MBNA or Bank of America (other than shares of MBNA Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of MBNA Common Stock held, directly or indirectly, by MBNA or Bank of America in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of Bank of America or other consideration shall be delivered in exchange therefor.

     (c) Subject to Section 1.4(e), each share of the MBNA Common Stock, except for shares of MBNA Common Stock owned by MBNA or Bank of America (other than Trust Account Common Shares and DPC Common Shares), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive, (i) 0.5009 of a share of Bank of America Common Stock (the “Stock Consideration”) and (ii) an amount in cash equal to $4.125, without interest (the “Cash Consideration”). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

     (d) All of the shares of MBNA Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of MBNA Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares, into which the shares of MBNA Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends to which holders of MBNA Common Stock become entitled in accordance with Section 2.3(c).

     (e) If, between the date of this Agreement and the Effective Time, the outstanding shares of Bank of America Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Stock Consideration.

     1.5 Stock Options and Other Stock-Based Awards.

     (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of MBNA Common Stock granted to employees or directors of MBNA or any of its Subsidiaries under either of the 1991 Long Term Incentive Plan or the 1997 Long Term Incentive Compensation Plan of MBNA (collectively, the “MBNA Stock Plans”) that is outstanding immediately prior to the Effective Time (collectively, the “MBNA Options”) shall be converted into an option (an “Adjusted Option”) to purchase, on the same terms and conditions as applied to each such MBNA Option immediately prior to the Effective Time (taking into account any accelerated vesting of such MBNA Options in accordance with the terms thereof), the number of whole shares of Bank of America Common Stock that is equal to the number of shares of MBNA Common Stock subject to such MBNA Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share of Bank of America Common Stock (rounded up to the nearest whole penny) equal to the exercise price for each such share of MBNA Common Stock subject to such MBNA Option immediately prior to the Effective Time divided by the Exchange Ratio; provided, however, that, in the case of any MBNA Option, the exercise price and the number of shares of Bank of America Common Stock subject to such option shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that, in the case of any MBNA Option to which Section 421 of the Code applies as of the Effective Time (after taking into account the effect of any accelerated vesting thereof) by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Bank of America Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

“Exchange Ratio” shall mean the sum of (x) the Stock Consideration and (y) the quotient of the Cash Consideration divided by the Bank of America Closing Price, rounded to the nearest one ten thousandth.

“Bank of America Closing Price” shall mean the average, rounded to the nearest one ten thousandth, of the closing sale prices of Bank of America Common Stock on the New York

Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time.

     (b) As of the Effective Time, each restricted share of MBNA Common Stock granted to any employee or director of MBNA or any of its Subsidiaries under an MBNA Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the “MBNA Restricted Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive (the “Bank of America Restricted Share Right”), on the same terms and conditions as applied to each such MBNA Restricted Share immediately prior to the Effective Time (including, in the case of Stock Consideration received in respect of each MBNA Restricted Share, the same transfer restrictions taking into account any accelerated vesting of such MBNA Restricted Share in accordance with the terms thereof), the Merger Consideration; provided, however, that, upon the lapsing of restrictions with respect to each such Bank of America Restricted Share Right in accordance with the terms applicable to the corresponding MBNA Restricted Share immediately prior to the Effective Time, Bank of America shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local tax law with respect to the lapsing of such restrictions.

     (c) As of the Effective Time, each restricted share unit with respect to shares of MBNA Common Stock granted to any employee or director of MBNA or any of its Subsidiaries under an MBNA Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the “MBNA RSUs”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a restricted share unit, on the same terms and conditions as applied to each such MBNA RSU immediately prior to the Effective Time (taking into account any accelerated vesting of such MBNA RSU in accordance with the terms thereof), with respect to the number of shares of Bank of America Common Stock that is equal to the number of shares of MBNA Common Stock subject to the MBNA RSU immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share) (a “Bank of America RSU”); provided, however, that, in the case of any MBNA RSU, the number of shares of Bank of America Common Stock subject to such award shall be determined in a manner consistent with the requirements of Section 409A of the Code.

     (d) As of the Effective Time, Bank of America shall assume the obligations and succeed to the rights of MBNA under the MBNA Stock Plans with respect to the Adjusted Options, the Bank of America RSUs and Bank of America Restricted Share Rights. MBNA and Bank of America agree that prior to the Effective Time each of the MBNA Stock Plans shall be amended, to the extent possible without requiring stockholder approval of such amendments, (i) if and to the extent necessary and practicable, to reflect the transactions contemplated by this Agreement, including the conversion of the MBNA Options, MBNA Restricted Shares and MBNA RSUs pursuant to paragraphs (a), (b) and (c) above and the substitution of Bank of America for MBNA thereunder to the extent appropriate to effectuate the assumption of such MBNA Stock Plans by Bank of America, (ii) to preclude any automatic or formulaic grant of options, restricted shares or other awards thereunder on or after the date hereof and (iii) to the extent requested by Bank of America in a timely manner and subject to compliance with applicable law and the terms of the plan, to terminate the MBNA Europe Share Incentive Plan effective immediately prior to the Effective Time. From and after the Effective Time, all references to MBNA (other than any references relating to a “Change in Control” of MBNA) in each MBNA Stock Plan and in each agreement evidencing any award of MBNA Options or MBNA Restricted Shares shall be deemed to refer to Bank of America, unless Bank of America determines otherwise.

     (e) Bank of America shall take all action necessary or appropriate to have available for issuance or transfer a sufficient number of shares of Bank of America Common Stock for delivery upon exercise of the Adjusted Options or settlement of the MBNA RSUs. Promptly after the Effective Time, Bank of America shall prepare and file with the SEC a post-effective amendment converting the Form S-4 to a Form S-8 (or file such other appropriate form) registering a number of shares of Bank of America Common Stock necessary to fulfill Bank of America’s obligations under this paragraph (e).

     1.6 Certificate of Incorporation of Bank of America. At the Effective Time, the Bank of America Certificate shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

     1.7 Bylaws of Bank of America. At the Effective Time, the Bank of America Bylaws shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     1.8 Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

     2.1 Exchange Agent. Prior to the Effective Time Bank of America shall appoint a bank or trust company Subsidiary of Bank of America or another bank or trust company reasonably acceptable to MBNA, or Bank of America’s transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

     2.2 Deposit of Merger Consideration. At or prior to the Effective Time, Bank of America shall deposit, or shall cause to be deposited, with the Exchange Agent (i) certificates representing the number of shares of Bank of America Common Stock sufficient to deliver, and Bank of America shall instruct the Exchange Agent to timely deliver, the aggregate Stock Consideration, and (ii) immediately available funds equal to the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f)) (collectively, the “Exchange Fund”) and Bank of America shall instruct the Exchange Agent to timely pay the Cash Consideration, and such cash in lieu of fractional shares, in accordance with this Agreement.

     2.3 Delivery of Merger Consideration.

     (a)   As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) which immediately prior to the Effective Time represented outstanding shares of MBNA Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of Bank of America Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration and any cash in lieu of fractional shares of Bank of America Common Stock to be issued or paid in consideration therefor in accordance with Section 2.3(f) upon surrender of such Certificate and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

     (b)   Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of MBNA Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration (with the aggregate Cash Consideration paid to each such holder rounded to the nearest whole cent) and any cash in lieu of fractional shares of Bank of America Common Stock to be issued or paid in consideration therefor in respect of the shares of MBNA Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration and any cash in lieu of fractional shares of Bank of America Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

     (c)   No dividends or other distributions with respect to Bank of America Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Bank of America Common Stock represented thereby, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Bank of America Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Bank of America Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Bank of America Common Stock issuable with respect to such Certificate.

     (d)   In the event of a transfer of ownership of a Certificate representing MBNA Common Stock that is not registered in the stock transfer records of MBNA, the proper amount of cash and/or shares of Bank of America Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such MBNA Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Bank of America that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Bank of America) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration and any cash in lieu of fractional shares of Bank of America Common Stock otherwise payable pursuant to this Agreement to any holder of MBNA Common Stock such amounts as the Exchange Agent or Bank of America, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Bank of America, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of MBNA Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Bank of America, as the case may be.

     (e)   After the Effective Time, there shall be no transfers on the stock transfer books of MBNA of the shares of MBNA Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of MBNA Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of Bank of America Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

     (f)   Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Bank of America Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Bank of America Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Bank of America. In lieu of the issuance of any such fractional share, Bank of America shall pay to each former stockholder of MBNA who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Bank of America Closing Price by (ii) the fraction of a share (after taking into account all shares of MBNA Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Bank of America Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

     (g)   Any portion of the Exchange Fund that remains unclaimed by the stockholders of MBNA as of the first anniversary of the Effective Time may be paid to Bank of America. In such event, any former stockholders of MBNA who have not theretofore complied with this Article II shall thereafter look only to Bank of America with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Bank of America Common Stock deliverable in respect of each share of MBNA Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Bank of America, MBNA, the Exchange Agent or any other person shall be liable to any former holder of shares of MBNA Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (h)   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Bank of America or the Exchange Agent, the posting by such person of a bond in such amount as Bank of America may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MBNA

     Except as disclosed in the disclosure schedule (the “MBNA Disclosure Schedule”) delivered by MBNA to Bank of America prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of MBNA’s covenants contained herein, provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2, and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect (as defined in Section 3.8) on MBNA), MBNA hereby represents and warrants to Bank of America as follows:

     3.1 Corporate Organization.

     (a)   MBNA is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. MBNA has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

     (b)   MBNA is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True, complete and correct copies of the Charter of MBNA, as amended (the “MBNA Charter”), and the By-laws of MBNA (the “MBNA By-laws”), as in effect as of the date of this Agreement, have previously been made available to Bank of America.

     (c)   Each of MBNA’s Subsidiaries (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, by-laws and similar governing documents of each MBNA Subsidiary, copies of which have previously been made available to Bank of America, are true, complete and correct copies of such documents as of the date of this Agreement. As used in this Agreement, the word “Subsidiary”, when used with respect to either party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), and the terms “MBNA Subsidiary” and “Bank of America Subsidiary” shall mean any direct or indirect Subsidiary of MBNA or Bank of America, respectively.

     (d)   The deposit accounts of MBNA America Bank, N.A. and MBNA America (Delaware), N.A. are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

     (e)   The minute books of MBNA and each of its Subsidiaries previously made available to Bank of America contain true, complete and correct records of all meetings and other corporate actions held or taken since December 31, 2002 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

     3.2 Capitalization. (a) The authorized capital stock of MBNA consists of 1,500,000,000 shares of MBNA Common Stock, of which, as of May 31, 2005 (the “MBNA Capitalization Date”), 1,255,095,505 shares were issued and outstanding, which includes all of the MBNA Restricted Shares outstanding as of the MBNA Capitalization Date, and 20,000,000 shares of preferred stock, par value $0.01 per share (“MBNA Preferred Stock”), of which, as of the MBNA Capitalization Date, (i) 6,000,000 shares were authorized and 4,547,882 shares were issued and outstanding as 7 1/2% Series A Cumulative Preferred Stock and (ii) 6,000,000 shares were authorized and 4,026,000 shares were issued and outstanding as Series B Adjustable Rate Cumulative Preferred Stock. As of the MBNA Capitalization Date, no shares of MBNA Common Stock or MBNA Preferred Stock were reserved for issuance except for (x) shares of MBNA Common Stock reserved for issuance in connection with stock options under the MBNA Stock Plans to purchase 73,840,838 shares of MBNA Common Stock outstanding as of the MBNA Capitalization Date, (y) in connection with 94,000 shares of MBNA Common Stock issuable upon settlement of the MBNA RSUs outstanding as of the MBNA Capitalization Date and (z) shares of MBNA Common Stock reserved for issuance pursuant to the Stock Option Agreement. All of the issued and outstanding shares of MBNA Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of MBNA are issued or outstanding. As of the date of this Agreement, except pursuant to this Agreement and the Stock Option Agreement, including with respect to the MBNA Stock Plans as set forth herein, MBNA does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of MBNA Common Stock, MBNA Preferred Stock, Voting Debt or any other equity securities of MBNA or any securities representing the right to purchase or otherwise receive any shares of MBNA Common Stock, MBNA Preferred Stock, Voting Debt or other equity securities of MBNA. As of the date of this Agreement, there are no contractual obligations of MBNA or any of its Subsidiaries (I) to repurchase, redeem or otherwise acquire any shares of capital stock of MBNA or any equity security of MBNA or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of MBNA or its Subsidiaries or (II) pursuant to which MBNA or any of its Subsidiaries is or could be required to register shares of MBNA capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). MBNA has provided Bank of America with a true, complete and correct list of the aggregate number of shares of MBNA Common Stock issuable upon the exercise of each stock option and settlement of each MBNA RSU granted under the MBNA Stock Plans that was outstanding as of the MBNA Capitalization Date and the exercise price for each such MBNA stock option. Other than the MBNA Options, MBNA Restricted Shares and MBNA RSUs, no other equity-based awards are outstanding as of the MBNA Capitalization Date. Since the MBNA Capitalization Date through the date hereof, MBNA has not (A) issued or repurchased any shares of MBNA Common Stock, MBNA Preferred Stock, Voting Debt or other equity securities of MBNA other than the issuance of shares of MBNA Common Stock in connection with the exercise of stock options to purchase MBNA Common Stock granted under the MBNA Stock Plans that were outstanding on the MBNA Capitalization Date or (B) issued or awarded any options, restricted shares or any other equity-based awards under any of the MBNA Stock Plans.

     (b)   Except for any director qualifying shares, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of MBNA are owned by MBNA, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights. No such MBNA Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

     3.3 Authority; No Violation. (a) MBNA has full corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously approved by the Board of Directors of MBNA. The Board of Directors of MBNA has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of MBNA and its stockholders and has directed that the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to MBNA’s stockholders for consideration at a duly held meeting of such stockholders and, except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of MBNA Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of MBNA are necessary to approve this Agreement or the Stock Option Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by MBNA and (assuming due authorization, execution and delivery by Bank of America) constitute the valid and binding obligation of MBNA, enforceable against MBNA in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

     (b)   Neither the execution and delivery of this Agreement or the Stock Option Agreement by MBNA nor the consummation by MBNA of the transactions contemplated hereby or thereby, nor compliance by MBNA with any of the terms or provisions of this Agreement or the Stock Option Agreement, will (i) violate any provision of the MBNA Charter or the MBNA By-laws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to MBNA, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of MBNA or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, MBNA Securitization Document, affinity or other partnership or joint marketing agreement, agreement, by-law, rule or regulation of any Credit Card Association, agreement with the American Express Company, other agreement or other instrument or obligation to which MBNA or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

     3.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications and notices, (ii) the filing of any required applications, filings or notices with the United Kingdom Financial Services Authority (the “FSA”), the Canadian Office of the Superintendent of Financial Institutions (the “OSFI”) and any other foreign, federal or state banking, insurance or other regulatory or self-regulatory authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of such applications, filings and notices (the “Other Regulatory Approvals”), (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a Proxy Statement in definitive form relating to the meeting of MBNA’s stockholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”) and of a registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statement contemplated by Section 1.5(e), (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of the Articles of Merger with the Maryland State Department of Assessments and Taxation pursuant to the MGCL, (v) any notices to or filings with the Small Business

Administration (the “SBA”), (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable industry self-regulatory organization (“SRO”), and the rules of the NYSE, or that are required under consumer finance, mortgage banking and other similar laws, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Bank of America Common Stock pursuant to this Agreement and approval of listing of such Bank of America Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by MBNA of the Merger and the other transactions contemplated by this Agreement or the Stock Option Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by MBNA of this Agreement or the Stock Option Agreement.

     3.5 Reports; Regulatory Matters.

     (a)   MBNA and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2002 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the Office of the Comptroller of the Currency, (iv) any state insurance commission or other state regulatory authority, (v) the SEC, (vi) the FSA, the OSFI and any other foreign regulatory authority and (vii) any SRO (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2002, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of MBNA and its Subsidiaries, no Regulatory Agency or Governmental Entity has initiated since January 1, 2002 or has pending any proceeding, enforcement action or, to the knowledge of MBNA, investigation into the business, disclosures or operations of MBNA or any of its Subsidiaries. Since January 1, 2002, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of MBNA, investigation into the business, disclosures or operations of MBNA or any of its Subsidiaries. There is no unresolved violation, criticism, comment or exception by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of MBNA or any of its Subsidiaries. Since January 1, 2002, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of MBNA or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in MBNA’s ordinary course of business).

     (b)   Neither MBNA nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2002 a recipient of any supervisory letter from, or since January 1, 2002 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business (or, as applicable, its operations as a financial subsidiary of a national bank under the Gramm-Leach-Bliley Act of 1999), other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each item in this sentence, a “MBNA Regulatory Agreement”), nor has MBNA or any of its Subsidiaries been advised since January 1, 2002 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such MBNA Regulatory Agreement. To the knowledge of MBNA there has not been any event or occurrence since January 1, 2002 that would result in a determination that either MBNA America Bank, N.A. or MBNA America (Delaware), N.A. is not “well capitalized” and “well managed” as a matter of U.S. federal banking law.

     (c)   MBNA has previously made available to Bank of America an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by MBNA since January 1, 2002 pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the date of this Agreement (the “MBNA SEC Reports”) and (ii) communication mailed by MBNA to its stockholders since January 1, 2002 and prior to the date of this Agreement. No such MBNA SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all MBNA SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of MBNA has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

     3.6 Financial Statements.

     (a)   The financial statements of MBNA and its Subsidiaries included (or incorporated by reference) in the MBNA SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of MBNA and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of MBNA and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of MBNA and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Ernst & Young LLP has not resigned or been dismissed as independent public accountants of MBNA as a result of or in connection with any disagreements with MBNA on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

     (b)   Neither MBNA nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of MBNA included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2005 or in connection with this Agreement and the transactions contemplated hereby.

     (c)   The records, systems, controls, data and information of MBNA and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of MBNA or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 3.6(c). MBNA (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to MBNA, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of MBNA by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to MBNA’s outside auditors and the audit committee of MBNA’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect MBNA’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in MBNA’s internal controls over financial reporting. These disclosures were made in writing by management to MBNA’s auditors and audit committee and a copy has previously been made available to Bank of America. As of the date hereof, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

     (d)   Since December 31, 2004, (i) through the date hereof, neither MBNA nor any of its Subsidiaries nor, to the knowledge of the officers of MBNA, any director, officer, employee, auditor, accountant or representative of MBNA or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of MBNA or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that MBNA or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing MBNA or any of its Subsidiaries, whether or not employed by MBNA or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by MBNA or any of its officers, directors, employees or agents to the Board of Directors of MBNA or any committee thereof or to any director or officer of MBNA.

     3.7 Broker’s Fees. Neither MBNA nor any MBNA Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 3.7 of the MBNA Disclosure Schedule and pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to Bank of America.

     3.8 Absence of Certain Changes or Events. (a) Since December 31, 2004, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on MBNA. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Bank of America, MBNA or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies, or to credit card companies, generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to banks or savings associations and their holding companies, or to credit card companies, generally, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks, credit card companies, savings associations or their holding companies generally except to the extent that such changes in general economic or market conditions have a materially disproportionate adverse effect on such party or (D) consummation or public disclosure of this Agreement or the transactions contemplated hereby), or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

     (b)   Since December 31, 2004 through and including the date of this Agreement, MBNA and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

     (c)   Since December 31, 2004, neither MBNA nor any of its Subsidiaries has (i) except for (A) normal increases for employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice or (B) as required by applicable law or pre-existing contractual obligations, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2004, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (in each case, except as required under the terms of agreements or severance plans listed on Section 3.11 of the MBNA Disclosure Schedule, as in effect as of the date hereof ), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of MBNA Common Stock, any restricted shares of MBNA Common Stock or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under the MBNA Stock Plans, (iii) changed any accounting methods, principles or practices of MBNA or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (iv) suffered any strike, work stoppage, slow-down, or other labor disturbance.

     3.9 Legal Proceedings. (a) Neither MBNA nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of MBNA’s knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against MBNA or any of its Subsidiaries. None of the proceedings, claims, actions or governmental or regulatory investigations set forth on Section 3.9 of the MBNA Disclosure Schedules would reasonably be expected to have a Material Adverse Effect on MBNA.

     (b)   There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon MBNA, any of its Subsidiaries or the assets of MBNA or any of its Subsidiaries.

     3.10 Taxes and Tax Returns. (a) Each of MBNA and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. The federal income Tax returns of MBNA and its Subsidiaries have been examined by the Internal Revenue Service (the “IRS”) for all years to and including 2000 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by reserves that are adequate under GAAP. There are no material disputes pending, or claims asserted, for Taxes or assessments upon MBNA or any of its Subsidiaries for which MBNA does not have reserves that are adequate under GAAP. Neither MBNA nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among MBNA and its Subsidiaries). Within the past five years, neither MBNA nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither MBNA nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by MBNA or any of its Subsidiaries. Neither MBNA nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).

     (b)   As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

     (c)   As used in this Agreement, the term “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes MBNA or any of its Subsidiaries.

     3.11 Employee Matters.

     (a)   Section 3.11 of the MBNA Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment for the benefit of any employee, former employee, director or former director of MBNA or any of its Subsidiaries entered into, maintained or contributed to by MBNA or any of its Subsidiaries or to which MBNA or any of its Subsidiaries is obligated to contribute (such plans, programs, agreements and commitments, herein referred to as the “MBNA Benefit Plans”).

     (b)   With respect to each MBNA Benefit Plan, MBNA has made available to Bank of America true, complete and correct copies of the following (as applicable): (i) the written document evidencing such MBNA Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) the summary plan description; (iii) the most recent annual report, financial statement and/or actuarial report; (iv) the most recent determination letter from the IRS; (v) the most recent Form 5500 required to have been filed with the IRS, including all schedules thereto; (vi) any related trust agreements, insurance contracts or documents of any other funding arrangements; (vii) any notices to or from the IRS or any office or representative of the Department of Labor relating to any compliance issues in respect of any such MBNA Benefit Plan; and (viii) all amendments, modifications or supplements to any such document.

     (c)   MBNA and each of its Subsidiaries have operated and administered each MBNA Benefit Plan in compliance with all applicable laws and the terms of each such plan. The terms of each MBNA Benefit Plan are in compliance with all applicable laws. Each MBNA Benefit Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code has received a favorable determination letter from the IRS to such effect and, to the knowledge of MBNA, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such MBNA Benefit Plan. There are no pending or, to the knowledge of MBNA, threatened or anticipated claims by, on behalf of or against any of the MBNA Benefit Plans or any assets thereof (other than routine claims for benefits). All contributions, premiums and other payments required to be made with respect to any MBNA Benefit Plan have been made on or before their due dates under applicable law and the terms of such MBNA Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any MBNA Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of MBNA included in the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005 (including any notes thereto) or liability therefor was incurred in the ordinary course of business consistent with past practice since March 31, 2005.

     (d)   No MBNA Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or is a multiemployer plan or multiple employer plan within the meaning of Sections 4001(a)(3) or 4063/4064 of ERISA, respectively. Neither MBNA nor any of its Subsidiaries has incurred, either directly or indirectly (including as a result of any indemnification or joint and several liability obligation), any liability pursuant to Title I or IV of ERISA or the penalty tax, excise tax or joint and several liability provisions of the Code relating to employee benefit plans, in each case, with respect to the MBNA Benefit Plans and no event, transaction or condition has occurred or exists that could reasonably be expected to result in any such liability to MBNA or any of its Subsidiaries.

     (e)   Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of MBNA or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

     (f)   No payment made or to be made in respect of any employee or former employee of MBNA or any of its Subsidiaries is or will be nondeductible by reason of Section 162(m) of the Code.

     (g)   Neither MBNA nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of MBNA or any of its Subsidiaries. There are no labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of MBNA, threatened and neither MBNA nor any of its Subsidiaries has experienced any such labor related controversy, strike, slowdown, walkout or other work stoppage within the past three years. Neither MBNA nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Each of MBNA and its Subsidiaries are in compliance with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, termination of employment or similar matters and have not engaged in any unfair labor practices or similar prohibited practices.

     3.12 Compliance with Applicable Law. (a) MBNA and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to MBNA or any of its Subsidiaries. Other than as required by (and in conformity with) law, neither MBNA nor any MBNA Subsidiary acts as a fiduciary for any Person, or administers any account for which it acts as a fiduciary, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

     (b)   Since the enactment of the Sarbanes-Oxley Act, MBNA has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Section 3.12(b) of the MBNA Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of MBNA who have outstanding loans from MBNA or its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

     3.13 Certain Contracts. (a) Neither MBNA nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, other than in the ordinary course of business consistent with past practice, (ii) which, upon execution of this Agreement or consummation or stockholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Bank of America, MBNA, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee of MBNA or any Subsidiary thereof, (iii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the MBNA SEC Reports filed prior to the date hereof, (iv) that materially restricts the conduct of any line of business by MBNA or, to the knowledge of MBNA, upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of any stockholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the MBNA Disclosure Schedule, is referred to as an “MBNA Contract,” and neither MBNA nor any of its Subsidiaries knows of, or has received notice of, any violation of any MBNA Contract by any of the other parties thereto.

     (b)   (i) Each MBNA Contract is valid and binding on MBNA or its applicable Subsidiary and is in full force and effect, (ii) MBNA and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each

MBNA Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of MBNA or any of its Subsidiaries under any such MBNA Contract.

     3.14 Risk Management Instruments. (a) “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any MBNA Stock Option.

     (b) All Derivative Transactions, whether entered into for the account of MBNA or any of its Subsidiaries or for the account of a customer of MBNA or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by MBNA and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of MBNA or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. MBNA and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to MBNA’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

     3.15 Investment Securities and Commodities. (a) Except as would not reasonably be expected to have a Material Adverse Effect on MBNA, each of MBNA and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of MBNA or its Subsidiaries. Such securities and commodities are valued on the books of MBNA in accordance with GAAP in all material respects.

     (b) MBNA and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) which MBNA believes are prudent and reasonable in the context of such businesses. Prior to the date hereof, MBNA has made available to Bank of America in writing the material Policies, Practices and Procedures.

     3.16 Loan Portfolio. (a) Section 3.16(a) of the MBNA Disclosure Schedule sets forth (i) the aggregate outstanding principal amount, as of March 31, 2005, of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to MBNA or its Subsidiaries (collectively, “Loans”), other than “non-accrual” Loans, and (ii) the aggregate outstanding principal amount, as of March 31, 2005, of all “non-accrual” Loans. As of March 31, 2005, MBNA and its Subsidiaries, taken as a whole, did not have outstanding Loans and assets classified as “Other Real Estate Owned” with an aggregate then outstanding, fully committed principal amount in excess of that amount set forth on Section 3.16(a) of the MBNA Disclosure Schedule, net of specific reserves with respect to such Loans and assets, that were designated as of such date by MBNA as “Special Mention”, “Substandard”, “Doubtful”, “Loss”, or words of similar import (“Criticized Assets”). Section 3.16(a) of the MBNA Disclosure Schedule sets forth (A) a summary of Criticized Assets as of March 31, 2005, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and the amount of specific reserves with respect to each such category of Loans and (B) each asset of MBNA or any of its Subsidiaries that, as of March 31, 2005, is classified as “Other Real Estate Owned” and the book value thereof.

     (b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). All Loans originated by MBNA or its Subsidiaries, and all such Loans purchased by MBNA or its Subsidiaries, were made or purchased in accordance with customary lending standards of MBNA or its Subsidiaries, as applicable. All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and MBNA or its Subsidiaries has complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Loans.

     3.17 Property. MBNA or one of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such MBNA SEC Reports as being owned by MBNA or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such MBNA SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to MBNA’s knowledge, the lessor. The Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Real Property are in good operating condition and in a state of good working order, ordinary wear and tear excepted. There are no pending or, to the knowledge of MBNA, threatened condemnation proceedings against the Real Property. MBNA and its Subsidiaries are in compliance with all applicable health and safety related requirements for the Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

     3.18 Intellectual Property. MBNA and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by MBNA and its Subsidiaries does not, to the knowledge of MBNA, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which MBNA or any Subsidiary acquired the right to use any Intellectual Property. No person is challenging, infringing on or otherwise violating any right of MBNA or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to MBNA or its Subsidiaries. Neither MBNA nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by MBNA and its Subsidiaries and no Intellectual Property owned and/or licensed by MBNA or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

     3.19 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of MBNA or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against MBNA or any of its Subsidiaries. To the knowledge of MBNA, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of MBNA or any of its Subsidiaries. Neither MBNA nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

     3.20 Credit Card Operations.

     (a)   Since January 1, 2002, all of the Accounts have been solicited, originated, maintained and serviced in compliance with all applicable policies, practices and procedures of MBNA and its Subsidiaries, all applicable legal and regulatory requirements and all applicable by-laws, rules and regulations of the relevant Credit Card Associations or the terms of the network card license arrangement with American Express Company; and none of the Accounts have been re-aged except in accordance with the re-aging policies referred to above as in effect at the time of re-aging.

     (b)   All Accounts are governed by Account Agreements in one of the representative forms made available to Bank of America prior to the date hereof. Since January 1, 2002, none of the terms of those Account Agreements have been waived or altered, modified or impaired (other than on a case-by-case basis consistent with MBNA’s applicable policies in effect at the time and as reflected in the books and records of MBNA and its Subsidiaries), and each Account has complied with the applicable Account Agreement.

     (c)   All Account Agreements are valid and legally binding obligations of the obligors thereon, including any co-signer, guarantor or surety, in the full amount thereof set forth in the books and records of MBNA and its Subsidiaries, are enforceable against such obligors in accordance with their respective terms (subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws relating to or affecting creditors’ rights generally, to general equitable principles and to the Servicemembers Civil Relief Act) and are not subject to any claim or defense by such obligors of fraud or usury against MBNA or its Subsidiaries. To MBNA’s knowledge, each of the receivables relating to or arising under the Accounts arose from or in connection with a bona fide sale or loan transaction (including any amounts in respect of finance charges, annual fees and similar fees and charges assessed on the Accounts), and none of such Accounts is subject to offset, recoupment, adjustment or any other valid and cognizable claim or defense of any obligor other than as may be permitted by the Fair Credit Billing Act, as amended, and the regulations thereunder.

     (d)   Since January 1, 2002, all disclosures attributable to MBNA or its Subsidiaries made in connection with the opening, servicing and collection of the Accounts complied with all applicable laws and regulations at the time made.

     (e)   Each Account relates to the extension of credit and the advancement of money on a revolving basis and would be considered a credit or charge card account under Regulation Z of the Federal Reserve Board. No Account is secured by any collateral whatsoever, except to the extent arising in connection with Accounts under collection and except for accounts secured or partially secured by deposits at MBNA America Bank, N.A. or MBNA America (Delaware), N.A. in compliance with all legal and regulatory requirements and the bylaws, rules and regulations of the relevant Credit Card Associations, for each of which

Accounts there exists a valid, binding and enforceable first priority lien on any funds in the deposit account related to such Account. The contractual and other arrangements for such secured or partially secured Accounts are not subject to any investigation, inquiry, claim, or challenge by any Regulatory Agency or other Governmental Entity. No Account may be accessed by a debit card.

     (f)   The interest rates, fees and charges applicable to the Accounts comply with the applicable Account Agreements and all legal and regulatory requirements and the by-laws, rules and regulations of the relevant Credit Card Associations or the terms of the network card license arrangement with American Express Company

     (g)   Except in connection with its partnership and co-branding marketing programs or its membership product vendors, neither MBNA nor any of its Subsidiaries has transferred, delivered or granted access to its list of Cardholders, or any part thereof, to any person engaged, directly or indirectly, in the marketing or distribution of any Credit Card or other service or product.

     (h)   For purposes of this Agreement, the following terms shall have the meanings assigned below:

     (i) “Account Agreement” means an agreement (including related disclosure) between MBNA or one of its Subsidiaries and a person or persons under which the Accounts are established and Credit Cards are issued to or on behalf of such person or persons.

     (ii) “Accounts” means all accounts under which a purchase, cash advance or credit transaction may be or has been made by a Cardholder by means of a Credit Card.

     (iii) “Cardholder” means a person or persons in whose name(s) an Account has been established in connection with a Credit Card pursuant to an Account Agreement.

     (iv) “Credit Card” means a card that may be used by the holder to purchase goods and services and to obtain cash advances through open-end revolving credit, commonly known as a credit or charge card.

     (v) “Credit Card Associations” means VISA U.S.A., Inc., VISA International Inc. and MasterCard International Incorporated.

     3.21 Securitizations.

     (a)   Each of MBNA or its applicable Subsidiary and, to the knowledge of MBNA, each other party thereto has performed in all material respects the obligations to be performed by it under each of the MBNA Securitization Documents, including the filing of any financing statements, continuation statements or amendments under the Uniform Commercial Code of each applicable jurisdiction with the appropriate filing offices.

     (b)   Each of the MBNA Securitization Interests, each series of certificates or other securities issued by any MBNA Master Trust, each series of notes or other securities issued by any MBNA Owner Trust and each of the MBNA Securitization Documents to which MBNA, any of its Subsidiaries, MBNA Owner Trust or any MBNA Master Trust, as the case may be, is a party is in full force and effect and is a valid, binding and enforceable obligation of MBNA or such Subsidiary, MBNA Owner Trust or any MBNA Master Trust, as the case may be, and, to the knowledge of MBNA, of the other parties thereto, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors’ rights generally and to general equitable principles.

     (c)   True and complete copies of the MBNA Securitization Documents in full force and effect as of the date hereof have been made available to Bank of America.

     (d)   All MBNA Securitization Documents required to be qualified under the Trust Indenture Act of 1939, as amended, have been so qualified and neither any MBNA Master Trust nor any MBNA Owner Trust is required to be registered under the Investment Company Act of 1940, as amended, or the Financial Services and Markets Act 2000. The sale of all securities issued by any MBNA Master Trust and any MBNA Owner Trust was either duly registered under, or exempt from the registration requirements of, the Securities Act or the Financial Services and Markets Act 2000, as applicable.

     (e)   MBNA America Bank, N.A. is the sole owner of the Retained Interest that is the Seller Interest (as defined in the Pooling and Servicing Agreement) and any other comparable interest under any other MBNA Securitization Document and MBNA or an MBNA Subsidiary is the sole owner of all other MBNA Securitization Interests.

     (f)   No event or condition exists which is or with either notice or the passage of time would (A) constitute a default, event of default, early redemption event, payout event or early amortization event under any MBNA Securitization Document, (B) require any accelerated application of cash flows received in respect of the MBNA Securitization Receivables, or (C) trigger any requirement under any MBNA Securitization Document to (x) fund an increase in any spread account or similar account (other than with respect to spread accounts that have already been funded), (y) draw on any such account under the terms of any MBNA Securitization Document or (z) otherwise increase any credit enhancement required under the MBNA Securitization Documents (each, an “Adverse Development”).

     (g)   No event or condition exists which constitutes a Servicer Default or other similar event permitting the termination of the servicer under any of the MBNA Securitization Documents (a “Servicer Default or Termination”).

     (h)   Since January 1, 2002, on a consolidated basis, MBNA has properly accounted for the sale of the MBNA Securitization Receivables under GAAP, including Statement of Financial Accounting Standards No. 140, and including in respect of the reporting of income arising from the sale of such MBNA Securitization Receivables. Certain securitizations have been structured as financings and are not treated as a sale.

     (i)   The consummation of the transactions contemplated hereby (including the Merger) shall not cause the occurrence of an Adverse Development or a Servicer Default or Termination.

     (j)   On a consolidated basis, MBNA is not required to consolidate any variable interest entity under GAAP, including FIN 46 and FIN 46R, as in effect as of the date hereof in connection with any transaction related to an MBNA Owner Trust or MBNA Master Trust.

     (k)   Since January 1, 2002, neither MBNA nor any of its Subsidiaries owns or has owned any security issued by an MBNA Owner Trust or MBNA Master Trust that includes an embedded derivative under GAAP.

     (l)   Each MBNA Subsidiary which acts as a servicer or trustee and, to the knowledge of MBNA, each other party which acts as servicer or trustee under the MBNA Securitization Documents have properly administered all accounts in accordance with the terms of the governing documents and applicable common law and the accountings for each such account are true and correct and accurately reflect the assets of such account.

     (m)   MBNA has previously made available to Bank of America an accurate and complete copy of each final registration statement, prospectus, prospectus supplement, report and schedule filed with or furnished to the SEC by any entity relating to any MBNA Securitization Transaction since January 1, 2002 pursuant to the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, or the Financial Services and Markets Act 2000, as applicable, and prior to the date of this Agreement (the “MBNA Securitization Reports”). No such MBNA Securitization Report, at the time dated, filed or furnished (and, in the case of registration statements, on the dates of effectiveness), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading. As of their respective dates, all MBNA Securitization Reports complied as to form in all material respects with the published rules and regulations of the SEC and the Financial Services Authority, as applicable, with respect thereto. All reports (including required certifications) required to be filed with the SEC or the Financial Services Authority relating to the MBNA Securitization Transactions have been filed on a timely basis.

     (n)   MBNA or its applicable Subsidiary has made all reasonably necessary plans and preparations in order to comply in a timely manner with all requirements of Regulation AB promulgated by the SEC.

     (o)   For purposes of this Agreement, the following terms shall have the meanings assigned below:

     (i) “Indenture” means that certain indenture dated as of May 24, 2001, as amended, by and between MBNA Credit Card Master Note Trust and the Bank of New York as indenture trustee.

     (ii) “MBNA Master Trust” means the MBNA Master Credit Card Trust II created pursuant to the Pooling and Servicing Agreement or any other trust or similar special purpose entity created to hold and securitize any receivables relating to Accounts or other receivables of MBNA or any MBNA Subsidiary.

     (iii) “MBNA Owner Trust” means the MBNA Credit Card Master Note Trust and any other trust or other similar special purpose entity created to hold one or more securities issued by MBNA Master Trust and issue notes or other securities backed by such securities.

     (iv) “MBNA Securitization Documents” means the Pooling and Servicing Agreement, the Indenture, each security issued by any MBNA Master Trust, each security issued by any MBNA Owner Trust, and each prospectus, offering circular, underwriting agreement and purchase agreement related to any such security and each supplement, terms or pricing agreement or derivative or other agreement relating to the foregoing and each document required to be delivered in connection therewith.

     (v) “MBNA Securitization Interests” means any securities, any Retained Interest, any spread account, cash collateral account or other residual or servicing interest (in each case whether or not certificated) owned by MBNA or any Subsidiary created pursuant to any MBNA Securitization Document.

     (vi) “MBNA Securitization Receivable” means a receivable related to an Account or other receivable of MBNA or any MBNA Subsidiary that MBNA or any MBNA Subsidiary has designated to an MBNA Master Trust.

     (vii) “MBNA Securitization Transaction” means any transaction contemplated by the MBNA Securitization Documents.

     (viii) “Pooling and Servicing Agreement” means that certain Pooling and Servicing Agreement, dated as of August 4, 1994, as amended, by and between MBNA America Bank, N.A., as seller and servicer, and The Bank of New York, as trustee.

     (ix) “Retained Interest” means an interest retained by MBNA or any MBNA Subsidiary pursuant to the MBNA Securitization Documents in any MBNA Securitization Receivable.

     (x) “Servicer Default” means a servicer default or similar event, as specified in the relevant Pooling and Servicing Agreement, Indenture or other MBNA Securitization Document, as the case may be.

     3.22 State Takeover Laws. The Board of Directors of MBNA has unanimously approved this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby as required to render inapplicable to such agreements and transactions Sections 3-601 to 3-604 and 3-701 to 3-709 of the MGCL and, to the knowledge of MBNA, any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”).

     3.23 Reorganization; Approvals. As of the date of this Agreement, MBNA (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

     3.24 Opinion. Prior to the execution of this Agreement, the MBNA Board of Directors has received an opinion from UBS Securities to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the stockholders of MBNA from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

     3.25 MBNA Information. The information relating to MBNA and its Subsidiaries that is provided by MBNA or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to MBNA and other portions within the reasonable control of MBNA will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BANK OF AMERICA

     Except as disclosed in the disclosure schedule (the “Bank of America Disclosure Schedule”) delivered by Bank of America to MBNA prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Bank of America’s covenants contained herein, provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2, and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect on Bank of America), Bank of America hereby represents and warrants to MBNA as follows:

     4.1 Corporate Organization. (a) Bank of America is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Bank of America has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Bank of America is duly registered as a bank holding company under the BHC Act and is a financial holding company pursuant to Section 4(1) of the BHC Act and meets the applicable requirements for qualification as such. True, complete and correct copies of the Amended and Restated Certificate of Incorporation, as amended (the “Bank of America Certificate”), and Bylaws of Bank of America (the “Bank of America Bylaws”), as in effect as of the date of this Agreement, have previously been made available to MBNA.

     (b)   Each Bank of America Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted.

     4.2 Capitalization. (a) The authorized capital stock of Bank of America consists of 7,500,000,000 shares of Bank of America Common Stock, of which, as of June 24, 2005 (the “Bank of America Capitalization Date”), 4,025,666,601 shares were issued and outstanding, and 100,000,000 shares of preferred stock, $0.01 par value (the “Bank of America Preferred Stock”), of which, as of the Bank of America Capitalization Date, (x) 35,045 shares were authorized and 7,739 shares were issued and outstanding as Bank of America Series B 7% Cumulative Redeemable Preferred Stock, (y) 690,000 shares were authorized and 382,450 shares were issued and outstanding as Bank of America Series VI 6.75% Perpetual Preferred Stock and (z) 805,000 shares were authorized and 700,000 shares were issued and outstanding as Bank of America Series VII 6.60% Cumulative Preferred Stock. As of the Bank of America Capitalization Date, no shares of Bank of America Common Stock were held in Bank of America’s treasury. As of the Bank of America Capitalization Date, no shares of Bank of America Common Stock or Bank of America Preferred Stock were reserved for issuance, except for (i) 718,265,197 shares of Bank of America Common Stock reserved for issuance upon exercise of options issued pursuant to employee and director stock plans of Bank of America or a Subsidiary of Bank of America in effect as of the date of this Agreement (the “Bank of America Stock Plans”), (ii) 11,183,732 shares of Bank of America Common Stock reserved for issuance pursuant to Bank of America’s dividend reinvestment plan and (iii) 159,954 shares of Bank of America Common Stock reserved for issuance pursuant to a convertible note agreement (the “Convertible Note Agreement”). All of the issued and outstanding shares of Bank of America Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Bank of America is issued or outstanding. As of the Bank of America Capitalization Date, except pursuant to this Agreement, the Bank of America Stock Plans, the Convertible Note Agreement, Bank of America’s dividend reinvestment plan and stock repurchase plans entered into by Bank of America from time to time, Bank of America does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Bank of America Common Stock, Bank of America Preferred Stock, Voting Debt of Bank of America or any other equity securities of Bank of America or any securities representing the right to purchase or otherwise receive any shares of Bank of America Common Stock, Bank of America Preferred Stock, Voting Debt of Bank of America or other equity securities of Bank of America. The shares of Bank of America Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

     (b)   Except for director qualifying shares, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Bank of America are owned by Bank of America, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights. No such Bank of America Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

     4.3 Authority; No Violation. (a) Bank of America has full corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Bank of America (by the unanimous vote of all directors present) and no other corporate proceedings on the part of Bank of America are necessary to approve this Agreement and the Stock Option Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by Bank of America and (assuming due authorization, execution and delivery by MBNA) constitute the valid and binding obligations of Bank of America, enforceable against Bank of America in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

     (b)   Neither the execution and delivery of this Agreement or the Stock Option Agreement by Bank of America, nor the consummation by Bank of America of the transactions contemplated hereby or thereby, nor compliance by Bank of America with any of the terms or provisions of this Agreement or the Stock Option Agreement, will (i) violate any provision of the Bank of America Certificate or the Bank of America Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Bank of America, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Bank of America or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Bank of America or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound. Neither Bank of America nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) that, to the knowledge of Bank of America, upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business currently conducted by MBNA or its Subsidiaries.

     4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications and notices, (ii) the Other Regulatory Approvals, (iii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statement contemplated by Section 1.5(e), (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of the Articles of Merger with the Maryland State Department of Assessments and Taxation pursuant to the MGCL, (v) any notices to or filings with the SBA, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO, and the rules of the NYSE, or that are required under consumer finance, mortgage banking and other similar laws, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Bank of America Common Stock pursuant to this Agreement and approval of listing of such Bank of America Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Bank of America of the Merger and the other transactions contemplated by this Agreement or the Stock Option Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Bank of America of this Agreement and the Stock Option Agreement.

     4.5 Reports; Regulatory Matters.

     (a)   Bank of America and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2002 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2002, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Bank of America and its Subsidiaries, no Regulatory Agency or Governmental Entity has initiated since January 1, 2002 or has pending any proceeding, enforcement action or, to the knowledge of Bank of America, investigation into the business, disclosures or operations of Bank of America or any of its Subsidiaries. Since January 1, 2002, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Bank of America, investigation into the business, disclosures or operations of Bank of America or any of its Subsidiaries. There is no unresolved violation, criticism, or exception by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of Bank of America or any of its Subsidiaries. Since January 1, 2002 there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of Bank of America or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in Bank of America’s ordinary course of business).

     (b)   Neither Bank of America nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2002 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2002 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to bank holding companies or their Subsidiaries (each, a “Bank of America Regulatory Agreement”), nor has Bank of America or any of its Subsidiaries been advised since January 1, 2002 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Bank of America Regulatory Agreement.

     (c)   Bank of America has previously made available to MBNA an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Bank of America pursuant to the Securities Act or the Exchange Act and prior to the date of this Agreement (the “Bank of America SEC Reports”) and (ii) communication mailed by Bank of America to its stockholders since January 1, 2002 and prior to the date of this Agreement. No such Bank of America SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Bank of America SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Bank of America has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

     4.6 Financial Statements.

     (a)   The financial statements of Bank of America and its Subsidiaries included (or incorporated by reference) in the Bank of America SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Bank of America and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Bank of America and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Bank of America and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. PricewaterhouseCoopers LLP has not resigned or been dismissed as independent public accountants of Bank of America as a result of or in connection with any disagreements with Bank of America on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

     (b)   Neither Bank of America nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Bank of America included in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2005 or in connection with this Agreement and the transactions contemplated hereby.

     (c)   The records, systems, controls, data and information of Bank of America and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Bank of America or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.6(c). Bank of America (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Bank of America, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Bank of America by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Bank of America’s outside auditors and the audit committee of Bank of America’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Bank of America’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Bank of America’s internal controls over financial reporting. These disclosures were made in writing by management to Bank of America’s auditors and audit committee and a copy has previously been made available to MBNA. As of the date hereof, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

     (d)   Since December 31, 2004, (x) through the date hereof, neither Bank of America nor any of its Subsidiaries nor, to the knowledge of the officers of Bank of America, any director, officer, employee, auditor, accountant or representative of Bank of America or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Bank of America or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Bank of America or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Bank of America or any of its Subsidiaries, whether or not employed by Bank of America or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Bank of America or any of its officers, directors, employees or agents to the Board of Directors of Bank of America or any committee thereof or to any director or officer of Bank of America.

     4.7 Broker’s Fees. Neither Bank of America nor any Bank of America Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 4.7 of the Bank of America Disclosure Schedule.

     4.8 Absence of Certain Changes or Events. (a) Since December 31, 2004, no event or events have occurred that have had or are reasonably likely to have a Material Adverse Effect on Bank of America.

     (b)   Since December 31, 2004 through and including the date of this Agreement, Bank of America and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

     4.9 Legal Proceedings. (a) None of Bank of America or any of its Subsidiaries is a party to any, and there are no pending or, to the best of Bank of America’s knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Bank of America or any of its Subsidiaries.

     (b)   There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Bank of America, any of its Subsidiaries or the assets of Bank of America or any of its Subsidiaries.

     4.10 Taxes and Tax Returns. Each of Bank of America and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Bank of America or any of its Subsidiaries for which Bank of America does not have reserves that are adequate under GAAP.

     4.11 Compliance with Applicable Law. (a) Bank of America and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Bank of America or any of its Subsidiaries.

     (b)   Since the enactment of the Sarbanes-Oxley Act, Bank of America has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

     4.12 Reorganization; Approvals. As of the date of this Agreement, Bank of America (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

     4.13 Aggregate Cash Consideration. Bank of America has available to it sufficient funds to deliver the aggregate Cash Consideration.

     4.14 Bank of America Information. The information relating to Bank of America and its Subsidiaries that is provided by Bank of America or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Bank of America and other portions within the reasonable control of Bank of America will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1 Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of the other party, during the period from the date of this Agreement to the Effective Time, each of MBNA and Bank of America shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either MBNA or Bank of America to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

     5.2 MBNA Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the MBNA Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, MBNA shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Bank of America:

     (a)   other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of Federal funds, securitizations, sales of certificates of deposit and entering into repurchase agreements);

     (b)   (i) adjust, split, combine or reclassify any of its capital stock;

     (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) for regular quarterly cash dividends at a rate not in excess of $0.14 per share of MBNA Common Stock with record dates and payment dates consistent with the prior year, (B) dividends paid by any of the Subsidiaries of MBNA to MBNA or to any of its wholly-owned Subsidiaries, and (C) the acceptance of shares of MBNA Common Stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the exercise of stock options or the vesting of restricted shares of (or settlement of other equity-based awards in respect of) MBNA Common Stock granted under an MBNA Stock Plan, in each case in accordance with past practice and the terms of the applicable MBNA Stock Plan and related award agreements);

     (iii) grant any stock options, restricted shares or other equity-based award with respect to shares of MBNA Common Stock under any of the MBNA Stock Plans or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

     (iv) issue any additional shares of capital stock or other securities except pursuant to the exercise of stock options or the settlement of other equity-

based awards granted under an MBNA Stock Plan that are outstanding as of the date of this Agreement and except pursuant to the Stock Option Agreement;

     (c)   except as required by applicable law or the terms of any MBNA Benefit Plan as in effect on the date of this Agreement and, solely with respect to employees that are not executive officers or directors of MBNA, except for normal increases made in the ordinary course of business consistent with past practice, (i) increase the wages, salaries, or incentive compensation or incentive compensation opportunities of any employee of MBNA or any of its Subsidiaries, or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any employee of MBNA or any of its Subsidiaries or (ii) establish, adopt, or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend any MBNA Benefit Plan;

     (d)   sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any individual, corporation or other entity other than a Subsidiary or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement;

     (e)   enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating, securitization and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

     (f)   make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

     (g)   take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

     (h)   amend its charter or bylaws, or otherwise take any action to exempt any person or entity (other than Bank of America or its Subsidiaries) or any action taken by any person or entity from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

     (i)   other than in prior consultation with Bank of America, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

     (j)   change in any material respect the policies, practices and procedures governing Credit Card operations of MBNA and its Subsidiaries, including the policies, practices and procedures governing credit and collection matters, related to the solicitation, origination, maintenance and servicing of Accounts;

     (k)   commence or settle any material claim, action or proceeding;

     (l)   take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

     (m)   implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

     (n)   file or amend any Tax Return other than in the ordinary course of business, make or change any material Tax election, or settle or compromise any material Tax liability; or

     (o)   agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

     5.3 Bank of America Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of MBNA, during the period from the date of this Agreement to the Effective Time, Bank of America shall not, and shall not permit any of its Subsidiaries to, (a) amend, repeal or otherwise modify any provision of the Bank of America Certificate or the Bank of America Bylaws in a manner that would adversely effect MBNA, the stockholders of MBNA or the transactions contemplated by this Agreement; (b) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (c) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; (d) take any action that would be reasonably expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement; or (e) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

     6.1 Regulatory Matters. (a) Bank of America and MBNA shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of Bank of America and MBNA shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and MBNA shall thereafter mail or deliver the Proxy Statement to its stockholders. Bank of America shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and MBNA shall furnish all information concerning MBNA and the holders of MBNA Common Stock as may be reasonably requested in connection with any such action.

     (b)   The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. MBNA and Bank of America shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to MBNA or Bank of America, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Bank of America to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties or Governmental Entities, that would reasonably be expected to have a material adverse effect (measured on a scale relative to MBNA) on either Bank of America or MBNA (a “Materially Burdensome Regulatory Condition”).

     (c)   Each of Bank of America and MBNA shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Bank of America, MBNA or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

     (d)   Each of Bank of America and MBNA shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Bank of America Requisite Regulatory Approval or MBNA Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed.

     6.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of MBNA and Bank of America shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request (in the case of a request by MBNA, information concerning Bank of America that is reasonably related to the prospective value of Bank of America Common Stock or to Bank of America’s ability to consummate the transactions contemplated hereby). Neither MBNA nor Bank of America, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b)   All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of June 24, 2005 (the “Confidentiality Agreement”).

     (c)   No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

     6.3 Stockholder Approval. MBNA shall call a meeting of its stockholders to be held as soon as reasonably practicable for the purpose of obtaining the requisite stockholder approval required in connection with the Merger, on substantially the terms and conditions set forth in this Agreement, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Board of Directors of MBNA shall use its reasonable best efforts to obtain from its stockholders the stockholder vote approving the Merger, on substantially the terms and conditions set forth in this Agreement, required to consummate the transactions contemplated by this Agreement. MBNA shall submit this Agreement to its stockholders at the stockholder meeting even if its Board of Directors shall have withdrawn, modified or qualified its recommendation. The Board of Directors of MBNA has adopted resolutions approving the Merger, on substantially the terms and conditions set forth in this Agreement, and directing that the Merger, on such terms and conditions, be submitted to MBNA’s stockholders for their consideration.

     6.4 Affiliates. MBNA shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of MBNA to deliver to Bank of America, as soon as practicable after the date of this Agreement, and prior to the date of the meeting of the MBNA stockholders to be held pursuant to Section 6.3, a written agreement, in the form of Exhibit B.

     6.5 NYSE Listing. Bank of America shall cause the shares of Bank of America Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

     6.6 Employee Matters. (a) For the one-year period following the Effective Time, Bank of America shall, or shall cause its applicable Subsidiaries to, provide to those individuals actively employed by MBNA or one of its Subsidiaries as of the Effective Time (collectively, the “Covered Employees”) with employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are substantially similar, in the aggregate, to the aggregate rates of base salary or hourly wage provided to such Covered Employees and the aggregate employee benefits and annual bonus opportunities provided to such Covered Employees under the MBNA Benefit Plans as in effect immediately prior to the Effective Time; provided that nothing herein shall limit the right of Bank of America or any of its Subsidiaries to terminate the employment of any Covered Employee at any time or require Bank of America or any of its Subsidiaries to provide any such employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following any such termination.

     (b) To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Bank of America or any of its Subsidiaries, other than MBNA or its Subsidiaries, Bank of America shall cause such employee benefit plan to (i) recognize the service of such Covered Employee with MBNA or its Subsidiaries for purposes of eligibility and vesting and, except under defined benefit pension plans, benefit accrual under such employee benefit plan of Bank of America or any of its Subsidiaries to the same extent such service was recognized immediately prior to the Effective Time under a comparable MBNA Benefit Plan in which such Covered Employee was a participant immediately prior to the Effective Time or, if there is no such comparable benefit plan, to the same extent such service was recognized under the MBNA 401(k) Plus Savings Plan immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits with respect to the Covered Employee, and (ii) with respect to any health, dental or vision plan of Bank of America or any of its Subsidiaries (other than MBNA and its Subsidiaries) in which any Covered Employee is eligible to participate in the plan year that includes the year in which such Covered Employee is eligible to participate, (x) cause any pre-existing condition limitations under such Bank of America or Subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the MBNA Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (y) recognize any medical or other health expenses incurred by such Covered Employee in the year that includes the Closing Date for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Bank of America or any of its Subsidiaries.

     (c) From and after the Effective Time, Bank of America shall, or shall cause its Subsidiaries to, honor, in accordance with the terms thereof as in effect as of the date hereof or as may be amended after the date hereof with the prior written consent of Bank of America, each employment agreement and change in control agreement listed on Section 3.11 of the MBNA Disclosure Schedule and the obligations of MBNA and its Subsidiaries as of the Effective Time under each deferred compensation plan or agreement listed on Section 3.11 of the MBNA Disclosure Schedule. Bank of America agrees to take all action necessary to effectuate and satisfy the obligations set forth in Section 6.6(c) of the MBNA Disclosure Schedule.

     6.7 Indemnification; Directors’ and Officers’ Insurance.

     (a)   In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of MBNA or any of its

Subsidiaries or who is or was serving at the request of MBNA or any of its Subsidiaries as a director, officer or employee of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of MBNA or any of its Subsidiaries prior to the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Indemnified Party as provided in their respective certificates or articles of incorporation or by-laws (or comparable organizational documents), and any existing indemnification agreements set forth in Section 6.7 of the MBNA Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time or taken at the request of Bank of America pursuant to Section 6.8 hereof, it being understood that nothing in this sentence shall require any amendment to the certificate of incorporation or by-laws of the Surviving Corporation.

     (b)   From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of MBNA or any Subsidiary of MBNA, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Bank of America pursuant to Section 6.8 hereof.

     (c)   Bank of America shall cause the individuals serving as officers and directors of MBNA or any of its Subsidiaries immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by MBNA (provided that Bank of America may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall Bank of America be required to expend annually in the aggregate an amount in excess of 250% of the annual premiums currently paid by MBNA (which current amount is set forth in Section 6.7 of the MBNA Disclosure Schedule) for such insurance (the “Insurance Amount”), and provided further that if Bank of America is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Bank of America shall obtain as much comparable insurance as is available for the Insurance Amount.

     (d)   The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Bank of America, on the one hand, and a Subsidiary of MBNA, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Bank of America’s sole expense, take all such necessary action as may be reasonably requested by Bank of America.

     6.9 Advice of Changes. Each of Bank of America and MBNA shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; and provided further that a failure to comply with this Section 6.9 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

     6.10 Exemption from Liability Under Section 16(b). Prior to the Effective Time, Bank of America and MBNA shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of MBNA Common Stock or conversion of any derivative securities in respect of such shares of MBNA Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act, including any such actions specified in the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom, LLP.

     6.11 No Solicitation.

     (a)   None of MBNA, its Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of MBNA or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving MBNA or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Alternative Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or (iii) enter into any agreement regarding any Alternative Transaction. Notwithstanding the foregoing, the Board of Directors of MBNA shall be permitted, prior to the meeting of MBNA stockholders to be held pursuant to

Section 6.3, and subject to compliance with the other terms of this Section 6.11 and to first entering into a confidentiality agreement with the person proposing such Alternative Proposal on terms substantially similar to, and no less favorable to MBNA than, those contained in the Confidentiality Agreement, to consider and participate in discussions and negotiations with respect to a bona fide Alternative Proposal received by MBNA, if and only to the extent that and so long as the Board of Directors of MBNA reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties.

     As used in this Agreement, “Alternative Transaction” means any of (i) a transaction pursuant to which any person (or group of persons) (other than Bank of America or its affiliates), directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of MBNA Common Stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from MBNA or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving MBNA (other than the Merger), (iii) any transaction pursuant to which any person (or group of persons) (other than Bank of America or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of MBNA and securities of the entity surviving any merger or business combination including any of MBNA’s Subsidiaries) of MBNA, or any of its Subsidiaries representing more than 25% of the fair market value of all the assets, net revenues or net income of MBNA and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving MBNA or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of MBNA immediately prior to such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of MBNA Common Stock immediately prior to the consummation thereof.

     (b)   MBNA shall notify Bank of America promptly (but in no event later than 24 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to MBNA or any of its Subsidiaries or for access to the properties, books or records of MBNA or any Subsidiary by any Person or entity that informs the Board of Directors of MBNA or any Subsidiary that it is considering making, or has made, an Alternative Proposal. Such notice to Bank of America shall be made orally and in writing, and shall indicate the identity of the Person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting non-public information or access to the books and records of MBNA or any Subsidiary, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. MBNA shall keep Bank of America fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. MBNA shall also promptly, and in any event within 24 hours, notify Bank of America, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal in accordance with Section 6.11(a).

     (c)   MBNA and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Bank of America) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than Bank of America who have been furnished confidential information regarding MBNA in connection with the solicitation of or discussions regarding an Alternative Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. MBNA agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which MBNA or its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Alternative Proposal. Neither MBNA nor the Board of Directors of MBNA shall approve or take any action to render inapplicable to any Alternative Proposal or Alternative Transaction Sections 3-601 to 3-604 and 3-701 to 3-709 of the MGCL and any similar Takeover Statutes.

     (d)   MBNA shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of MBNA or its Subsidiaries are aware of the restrictions described in this Section 6.11 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.11 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of MBNA or its Subsidiaries, at the direction or with the consent of MBNA or its Subsidiaries, shall be deemed to be a breach of this Section 6.11 by MBNA.

     (e)   Nothing contained in this Section 6.11 shall prohibit MBNA or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

     6.12 Directorship. Bank of America shall, prior to the Effective Time, take such actions as may be required to appoint an individual mutually agreed by MBNA and Bank of America to the Board of Directors of the Surviving Corporation as of the Effective Time, and, to the extent so required, shall increase the size of the Bank of America Board of Directors to permit the foregoing.

     6.13 Restructuring Efforts. If MBNA shall have failed to obtain the requisite vote or votes of its stockholders for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its stockholders or at any adjournment or postponement thereof, then, unless this Agreement shall have been terminated pursuant to its terms, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change the amount or kind of the Merger Consideration in a manner adverse to such party or its stockholders) and to resubmit the transaction to MBNA’s stockholders for approval, with the timing of such resubmission to be determined at the request of Bank of America.

     6.14 MBNA Cumulative Preferred Stock. MBNA shall redeem all shares of its 7 1/2% Series A Cumulative Preferred Stock and Series B Adjustable Rate Cumulative Preferred Stock, in each case in accordance with the terms thereof, at or prior to the Closing.

     6.15 Dividends. After the date of this Agreement, each of Bank of America and MBNA shall coordinate with the other the declaration of any dividends in respect of Bank of America Common Stock and MBNA Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of MBNA Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of MBNA Common Stock and any shares of Bank of America Common Stock any such holder receives in exchange therefor in the Merger.

ARTICLE VII

CONDITIONS PRECEDENT

     7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a)   Stockholder Approval. The Merger, on substantially the terms and conditions set forth in this Agreement, shall have been approved by the requisite affirmative vote of the holders of MBNA Common Stock entitled to vote thereon.

     (b)   NYSE Listing. The shares of Bank of America Common Stock to be issued to the holders of MBNA Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

     (c)   Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     (d)   No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

     7.2 Conditions to Obligations of Bank of America. The obligation of Bank of America to effect the Merger is also subject to the satisfaction, or waiver by Bank of America, at or prior to the Effective Time, of the following conditions:

     (a)   Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of MBNA set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Bank of America shall have received a certificate signed on behalf of MBNA by the Chief Executive Officer or the Chief Financial Officer of MBNA to the foregoing effect.

     (b)   Performance of Obligations of MBNA. MBNA shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Bank of America shall have received a certificate signed on behalf of MBNA by the Chief Executive Officer or the Chief Financial Officer of MBNA to such effect.

     (c)   Federal Tax Opinion. Bank of America shall have received the opinion of its counsel, Cleary Gottlieb Steen & Hamilton LLP, in form and substance reasonably satisfactory to Bank of America, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of MBNA and Bank of America.

     (d)   Regulatory Approvals. All regulatory approvals set forth in Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Bank of America Requisite Regulatory Approvals”), and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

     7.3 Conditions to Obligations of MBNA. The obligation of MBNA to effect the Merger is also subject to the satisfaction or waiver by MBNA at or prior to the Effective Time of the following conditions:

     (a)   Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Bank of America set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and MBNA shall have received a certificate signed on behalf of Bank of America by the Chief Executive Officer or the Chief Financial Officer of Bank of America to the foregoing effect.

     (b)   Performance of Obligations of Bank of America. Bank of America shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and MBNA shall have received a certificate signed on behalf of Bank of America by the Chief Executive Officer or the Chief Financial Officer of Bank of America to such effect.

     (c)   Federal Tax Opinion. MBNA shall have received the opinion of its counsel, Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to MBNA, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) except to the extent of any cash consideration received in the Merger and except with respect to cash received in lieu of fractional share interests in Bank of America Common Stock, no gain or loss will be recognized by any of the holders of MBNA Common Stock in the Merger. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of MBNA and Bank of America.

     (d)   Regulatory Approvals. All regulatory approvals set forth in Section 3.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “MBNA Requisite Regulatory Approvals”).

ARTICLE VIII

TERMINATION AND AMENDMENT

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of MBNA or Bank of America:

          (a)   by mutual consent of MBNA and Bank of America in a written instrument authorized by the boards of directors of MBNA and Bank of America;

          (b)   by either MBNA or Bank of America, if any Governmental Entity that must grant a Bank of America Requisite Regulatory Approval or an MBNA Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

          (c)   by either MBNA or Bank of America, if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

          (d)   by either Bank of America or MBNA (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of MBNA, in the case of a termination by Bank of America, or Bank of America, in the case of a termination by

MBNA, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

          (e)   by Bank of America, if the Board of Directors of MBNA shall have (i) failed to recommend in the Proxy Statement the approval and adoption of this Agreement, or (ii) in a manner adverse to Bank of America, (x) withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by such Board of Directors of this Agreement and/or the Merger to MBNA’s stockholders, (y) taken any public action or made any public statement in connection with the meeting of MBNA stockholders to be held pursuant to Section 6.3 inconsistent with such recommendation or (z) recommended any Alternative Proposal (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof; or

          (f)   by either Bank of America or MBNA, if its Board of Directors determines in good faith by a majority vote that the other party has substantially engaged in bad faith in breach of its obligations under Section 6.13 of this Agreement.

     The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected.

     8.2 Effect of Termination. In the event of termination of this Agreement by either MBNA or Bank of America as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of MBNA, Bank of America, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.3, 9.8 and 9.9 shall survive any termination of this Agreement, and (ii) neither MBNA nor Bank of America shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement. Notwithstanding the foregoing, in the event of any termination of this Agreement, the Stock Option Agreement shall remain in full force and effect in accordance with its terms.

     8.3 Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by MBNA and Bank of America, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

     8.4 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of MBNA; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of MBNA, there may not be, without further approval of such stockholders, any amendment of this Agreement that (a) alters or changes the amount or the form of the consideration to be delivered under this Agreement to the holders of MBNA Common Stock, (b) alters or changes any term of the certificate of incorporation of the Surviving Corporation or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any securities of MBNA, in each case other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     8.5 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

     9.1 Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”). If the conditions set forth in Article VII are satisfied or waived during the two weeks immediately prior to the end of a fiscal quarter of Bank of America, then Bank of America may postpone the Closing until the first full week after the end of that fiscal quarter.

     9.2 Standard. No representation or warranty of MBNA contained in Article III or of Bank of America contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of MBNA, or Article IV, in the case of Bank of America, has had or would be reasonably likely to have a Material Adverse Effect with respect to MBNA or Bank of America, respectively (disregarding for purposes of this Section 9.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 3.2(a) shall be deemed untrue and incorrect if not true and correct except to a de minimus extent (relative to

Section 3.2(a) taken as a whole), (y) Sections 3.2(b), 3.3(a), 3.3(b)(i), 3.7 and 3.24, in the case of MBNA, and Sections 4.2, 4.3(a), 4.3(b)(i) and 4.7, in the case of Bank of America, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.8(a), in the case of MBNA, and Section 4.8(a), in the case of Bank of America, shall be deemed untrue and incorrect if not true and correct in all respects.

     9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

     9.4 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)   if to MBNA, to:

MBNA Corporation
1100 North King Street
Wilmington, Delaware 19884
Attention: General Counsel
Facsimile: (302) 453-9930

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street, New York, New York 10019
Attention: Edward D. Herlihy, Esq.
Facsimile: (212) 403-2000

     and

     (b)   if to Bank of America, to:

Bank of America Corporation
Bank of America Corporate Center
100 N. Tryon Street
Charlotte, North Carolina 28255
Attention: Timothy J. Mayopoulos,
                    Executive Vice President and General Counsel
Facsimile: (704) 370-3515

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
2000 Pennsylvania Ave., NW
Washington, DC 20006
Attention: John C. Murphy, Jr., Esq. and Christopher E. Austin, Esq.
Facsimile: (202) 974-1999

     9.5 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to a Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The MBNA Disclosure Schedule and the Bank of America Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

     9.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

     9.7 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement and the Stock Option Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement and the Stock Option Agreement.

     9.8 Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of the State of New York applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles, except to the extent that the DGCL or the MGCL applies. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in New York County, New York. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

     9.9 Publicity. Neither MBNA nor Bank of America shall, and neither MBNA nor Bank of America shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Bank of America, in the case of a proposed announcement or statement by MBNA, or MBNA, in the case of a proposed announcement or statement by Bank of America; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NYSE.

     9.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

Remainder of Page Intentionally Left Blank

     IN WITNESS WHEREOF, MBNA and Bank of America have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MBNA CORPORATION
By:	/s/ Bruce L. Hammonds
	Name:	Bruce L. Hammonds
	Title:	Chairman and Chief Executive Officer

BANK OF AMERICA CORPORATION
By:	/s/ Kenneth D. Lewis
	Name:	Kenneth D. Lewis
	Title:	Chairman and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Exhibit A

THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO

CERTAIN PROVISIONS CONTAINED HEREIN AND TO
RESALE RESTRICTIONS UNDER THE
SECURITIES ACT OF 1933, AS AMENDED

          STOCK OPTION AGREEMENT, dated June 30, 2005, between MBNA Corporation, a Maryland corporation (“Issuer”), and Bank of America Corporation, a Delaware corporation (“Grantee”).

W I T N E S S E T H:

          WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which agreement has been executed by the parties hereto in connection with this Stock Option Agreement (the “Agreement”); and

          WHEREAS, as a condition to Grantee’s entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

          1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the “Option”) to purchase, subject to the terms hereof, up to 249,764,005 fully paid and nonassessable shares of Issuer’s Common Stock, par value $0.01 per share (“Common Stock”), at a price of $21.30 per share (the “Option Price”); provided, however, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer’s issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

          (b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

          2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 180 days following such Subsequent Triggering Event. Each of the following shall be an “Exercise Termination Event”: (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.1(d) (unless the breach by Issuer giving rise to such right of termination is non-volitional) or Section 8.1(e) of the Merger Agreement; or (iii) the passage of 18 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 8.1(d) (unless the breach by Issuer giving rise to such right of termination is non-volitional) or Section 8.1(e) of the Merger Agreement. The term “Holder” shall mean the holder or holders of the Option.

          (b) The term “Initial Triggering Event” shall mean any of the following events or transactions occurring after the date hereof:

               (i) Issuer or any of its Subsidiaries (each an “Issuer Subsidiary”), without having received Grantee’s prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term “person” for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a “Grantee Subsidiary”) or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or a Subsidiary of Grantee. For purposes of this Agreement, “Acquisition Transaction” shall mean (w) a merger, consolidation or share exchange, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”)) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction; provided, however, that in no event shall any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries, be deemed to be an Acquisition Transaction, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement;

               (ii) Any event set forth in Section 8.1(e) of the Merger Agreement shall have occurred;

               (iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

               (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its stockholders that is public or becomes the subject of public disclosure to engage in an Acquisition Transaction;

               (v) After the receipt by Issuer or its stockholders of any bona fide inquiry or proposal (or the bona fide indication of any intention to propose) from a third party to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and (y) shall not have been cured prior to the Notice Date (as defined below); or

               (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

          (c) The term “Subsequent Triggering Event” shall mean either of the following events or transactions occurring after the date hereof:

               (i) The acquisition by any person of beneficial ownership of 20% or more of the then outstanding Common Stock; or

               (ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 20%.

          (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a “Triggering Event”) of which it has knowledge, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

          (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the “Notice Date”) specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the “Closing Date”); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall as soon as reasonably practicable file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

          (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

          (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

          (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

“The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor.”

          It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the “1933 Act”), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

          (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

          3. Issuer agrees: (i) subject to the proviso at the end of this clause, that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; provided that, if on the Notice Date Issuer does not have sufficient authorized but unissued shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock, Issuer shall promptly take the necessary corporate actions (including seeking the requisite stockholder approval) to authorize the necessary number of additional shares of Common Stock (or, if such corporate action is not or cannot be taken within a reasonable amount of time, Issuer shall take all required action to authorize for issuance under this Option, in lieu of such additional shares of Common Stock, shares of a series of voting participating preferred stock of Issuer providing substantially equivalent economic and voting rights in the aggregate to the holder thereof as such shares of Common Stock, in which case all references in this Agreement to Common Stock shall be deemed to include, to the extent appropriate, such shares of voting participating preferred stock); (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. § 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the “BHCA”), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state or other regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such other regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

          4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms “Agreement” and “Option” as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

          5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option

Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer’s obligations hereunder.

          6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 180 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock (and/or shares of voting participating preferred stock of Issuer) issued upon total or partial exercise of this Option (“Option Shares”) in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder’s Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

          7. (a) Immediately prior to, or after, the occurrence of a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder immediately prior to the Repurchase Event (or, as requested by the Holder, after the Repurchase Event) at a price (the “Option Repurchase Price”) equal to the product of the number of shares for which this Option may then be exercised multiplied by the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, and (ii) at the request of the owner of Option Shares from time to time (the “Owner”), delivered prior to an Exercise Termination Event and within 90 days of the occurrence of a Repurchase Event (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the “Option Share Repurchase Price”) equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term “Market/Offer Price” shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer’s assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

          (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the latter to occur of (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the

Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

          (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of an Acquisition Transaction with respect to Issuer (and not solely involving one or more subsidiaries of Issuer) (except that the percentage referred to in clause (y) of the definition thereof shall be 50%) or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock.

          8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the “Substitute Option”), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

          (b) The following terms have the meanings indicated:

          (A) “Acquiring Corporation” shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than

Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer’s assets.

          (B) “Substitute Common Stock” shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

          (C) “Assigned Value” shall mean the Market/Offer Price, as defined in Section 7.

          (D) “Average Price” shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the             shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

          (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

          (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

          (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the “Substitute Option Issuer”) shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

          (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

          9. (a) At the request of the holder of the Substitute Option (the “Substitute Option Holder”), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the “Substitute Option Repurchase Price”) equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the “Substitute Share Owner”) of shares of Substitute Common Stock (the “Substitute Shares”), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the “Substitute Share Repurchase Price”) equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term “Highest Closing Price” shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

          (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price,

respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals, in each case as promptly as practicable, in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

          10. The 90-day or 180-day periods for exercise of certain rights under Sections 2, 6, 7 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

          11. Issuer hereby represents and warrants to Grantee as follows:

     (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

     (b) Subject to the proviso at the end of this sentence, Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights; provided that, if on the Notice Date Issuer does not have sufficient authorized but unissued shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock, Issuer shall promptly take the necessary corporate actions (including seeking the requisite stockholder approval) to authorize the necessary number of additional shares of Common

Stock (or, if such corporate action is not or cannot be taken within a reasonable amount of time, Issuer shall take all required action to authorize for issuance under this Option, in lieu of such additional shares of Common Stock, shares of a series of voting participating preferred stock of Issuer providing substantially equivalent economic and voting rights in the aggregate to the holder thereof as such shares of Common Stock, in which case all references in this Agreement to Common Stock shall be deemed to include, to the extent appropriate, such shares of voting participating preferred stock).

     (c) The Board of Directors of Issuer has unanimously approved this Agreement and the transactions contemplated hereby and taken any other action as required to render inapplicable to such agreement and transactions Sections 3-601 to 3-604 and 3-701 to 3-709 of the MGCL and, to the knowledge of Issuer, any similar Takeover Statutes.

          12. Grantee hereby represents and warrants to Issuer that:

     (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

     (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

          13. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 180 days following such Subsequent Triggering Event (or such later period as provided in Section 10); provided, however, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee’s behalf, or (iv) any other manner approved by the Federal Reserve Board.

          14. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York

Stock Exchange upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

          15. (a) Grantee may, at any time during which Issuer would be required to repurchase the Option or any Option Shares pursuant to Section 7 upon proper request or notice, surrender the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price (as defined below); provided, however, that Grantee may not exercise its rights pursuant to this Section 15 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The “Surrender Price” shall be equal to (i) $1.0559 billion, plus (ii) if applicable, the aggregate purchase price previously paid pursuant hereto by Grantee with respect to any Option Shares, minus (iii) if applicable, the sum of (A) the excess of (1) the net cash amounts, if any, received by Grantee pursuant to the arms’ length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any party not affiliated with Grantee, over (2) the aggregate purchase price previously paid pursuant hereto by Grantee with respect to such Option Shares and (B) the net cash amounts, if any, received by Grantee pursuant to an arms’ length sale of a portion of the Option to any party not affiliated with Grantee.

          (b) Grantee may exercise its right to surrender the Option and any Option Shares pursuant to this Section 15 by surrendering to Issuer, at its principal office, this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to surrender the Option and Option Shares, if any, in accordance with the provisions of this Section 15 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

          (c) To the extent that Issuer is prohibited under applicable law or regulation from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that Issuer is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited, provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 15 is prohibited under applicable law or regulation from paying to Grantee the Surrender Price in full (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 15(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 15).

          (d) Grantee shall have rights substantially identical to those set forth in paragraphs (a), (b) and (c) of this Section 15 with respect to the Substitute Option and the Substitute Option Issuer during any period in which the Substitute Option Issuer would be required to repurchase the Substitute Option pursuant to Section 9.

          16. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee’s Total Profit (as hereinafter defined) exceed $1.4078 billion and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to Issuer, or (iv) any combination thereof, so that Grantee’s actually realized Total Profit shall not exceed $1.4078 billion after taking into account the foregoing actions.

          (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than $1.4078 billion; provided that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

          (c) As used herein, the term “Total Profit” shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer’s repurchase of the Option (or any portion thereof) pursuant to Section 7, (ii) (x) the amount received by Grantee pursuant to Issuer’s repurchase of Option Shares pursuant to Section 7, less (y) the Grantee’s purchase price for such Option Shares, (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee’s purchase price of such Option Shares, (iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, and (v) any amount equivalent to the foregoing with respect to the Substitute Option.

          (d) As used herein, the term “Notional Total Profit” with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

          17. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

          18. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the

Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

          19. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

          20. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof (except to the extent that mandatory provisions of federal or state law apply).

          21. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          22. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          23. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

          24. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

Exhibit A

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

MBNA CORPORATION
(Issuer)

By:

Name:	Bruce L. Hammonds
Title:	Chairman and Chief Executive Officer

BANK OF AMERICA CORPORATION
(Grantee)

By:

Name:	Kenneth D. Lewis
Title:	Chairman and Chief Executive Officer

Signature Page to Stock Option Agreement

Exhibit B

Form of Affiliate Letter

Bank of America Corporation

Ladies and Gentlemen:

          I have been advised that as of the date hereof I may be deemed to be an “affiliate” of MBNA Corporation, a Maryland corporation (“MBNA”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of June 30, 2005 (the “Merger Agreement”), by and between Bank of America Corporation, a Delaware corporation (“Bank of America”), and MBNA, MBNA shall be merged with and into Bank of America (the “Merger”). All terms used in this letter but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

          I represent, warrant and covenant to Bank of America that in the event I receive any Bank of America Common Stock as a result of the Merger:

     (a) I shall not make any sale, transfer or other disposition of Bank of America Common Stock in violation of the Act or the Rules and Regulations.

     (b) I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Bank of America Common Stock to the extent I believed necessary with my counsel or counsel for MBNA.

     (c) I have been advised that the issuance of Bank of America Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the stockholders of MBNA I may be deemed to have been an affiliate of MBNA and the distribution by me of Bank of America Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of Bank of America Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Bank of America, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

     (d) I understand that Bank of America is under no obligation to register the sale, transfer or other disposition of Bank of America Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

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     (e) I also understand that stop transfer instructions will be given to Bank of America’s transfer agents with respect to Bank of America Common Stock and that there will be placed on the certificates for Bank of America Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

“The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration.”

     (f) I also understand that unless the transfer by me of my Bank of America Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Bank of America reserves the right to put the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

          It is understood and agreed that the legends set forth above shall be removed by delivery of substitute certificates without such legend, and/or the issuance of a letter to Bank of America’s transfer agent removing such stop transfer instructions, and the above restrictions on sale will cease to apply, if (A) one year (or such other period as may be required by Rule 145(d)(2) under the Securities Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me; or (B) if two years (or such other period as may be required by Rule 145(d)(3) under the Securities Act or any successor thereto) shall have elapsed from the Effective Date and the provisions of such Rule are then available to me; or (C) I shall have delivered to Bank of America (i) a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Bank of America, or other evidence reasonably satisfactory to Bank of America, to the effect that such legend and/or stop transfer instructions are not required for purposes of the Securities Act or (ii) reasonably satisfactory evidence or representations that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 under the Securities Act or pursuant to an effective registration under the Securities Act.

          I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as

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trustee, executor or in any similar capacity and (iv) any corporate or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

          It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

          Execution of this letter should not be construed as an admission on my part that I am an “affiliate” of MBNA as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours,
By:
Name:

Accepted this [___] day of
[                    ], 2005

Bank of America Corporation

By:

Name:
Title:

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